Exhibit 10.33
EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made and entered into as of the 15th day of August, 2008 (the “Effective Date”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at 11100 Santa Monica Blvd, Suite 850, Los Angeles, CA 90025 (“ACT”), Embryome Sciences, Inc., a California corporation (“LICENSEE”), with offices located at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502.  ACT and LICENSEE are sometimes hereinafter referred to as the “Parties.”

WITNESSETH

WHEREAS, ACT owns the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS, and KNOW-HOW; and

WHEREAS, LICENSEE desires to obtain an exclusive license from ACT to use the PATENT RIGHTS and KNOW-HOW upon the terms and conditions set forth in this Agreement; and

WHEREAS, ACT is willing to grant such a license to LICENSEE upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “AFFILIATE” means any corporation, limited liability company, limited partnership or other entity in control of, controlled by, or under common control with LICENSEE.

1.2           “COMBINATION PRODUCT” means a product that contains a LICENSED PRODUCT component and at least one other component that has independent research, diagnostic or therapeutic utility, could reasonably be sold separately and has economic value of its own.

1.3           “CONFIDENTIAL INFORMATION” means confidential or proprietary information of ACT or LICENSEE relating to the PATENT RIGHTS, KNOW-HOW, LICENSED PROCESSES, LICENSED SERVICES or LICENSED PRODUCTS.  CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software.  CONFIDENTIAL INFORMATION shall not include:  (a) information which is, or later becomes, generally available to the public through no fault of the recipient; (b) information which is provided to the recipient by an independent third party having no obligation to keep the information secret; (c) information which the recipient can establish by written documentation was previously known to it; or (d) information which the recipient can establish by written documentation was independently developed by it without reference to the CONFIDENTIAL INFORMATION.

1.4           “EXCLUDED FIELD” means (a) the research, development, manufacture and selling to third parties of human and non-human animal cells for commercial research use, including small molecule and other drug testing and basic research and (b) the manufacture and selling of human cells for therapeutic and diagnostic use in the treatment of human (i) diabetes, (ii) liver diseases and (iii) retinal diseases and retinal degenerative diseases; but EXCLUDED FIELD shall exclude applications involving the use of cells in the treatment of tumors where the primary use of the cells is the destruction or reduction of tumors and does not involve regeneration of tissue or organ function.

1.5           “KIRIN FIELD” means research, development, manufacture and sale of polyclonal antibodies in non-human mammals, excluding (1) immunoglobulin in the blood of Bos taurus or Bos indicus and (ii) production of biopharmaceutical agents in milk, including but not limited to proteins, peptides and polypeptides for pharmaceutical, nutraceutical or other use.

1.6           “KNOW-HOW” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer slide illustrations, computer code, apparatus, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other CONFIDENTIAL INFORMATION that is owned or controlled by ACT as of the Effective Date, and that specifically relates to the subject matter described in or claimed by the PATENT RIGHTS.

1.7           “LICENSED PROCESS” means any process or method, the  development, use, practice, or sale of which (1) is covered in whole or in part by, or cannot be performed without infringing, a VALID CLAIM of the PATENT RIGHTS in the country in which such LICENSED PROCESS is practiced or sold, or (2) otherwise utilizes the KNOW-HOW.

1.8           “LICENSED PRODUCT” means any product, or part thereof or derived therefrom, the development, manufacture, sale, lease, or use of which (1) is covered in whole or in part by, or cannot be performed without infringing, a VALID CLAIM of the PATENT RIGHTS in the country in which any such product or part thereof is developed, made, used, sold or imported by LICENSEE or (2) otherwise utilizes the KNOW-HOW.  By way of illustration but not limitation, the Parties agree that LICENSED PRODUCTS include cells made utilizing the KNOW-HOW or methods covered by VALID CLAIMS described in the patent applications and patents included in the PATENT RIGHTS.

1.9           “LICENSED SERVICES” means any service, the development, use, performance, or sale of which is covered in whole or in part by, or cannot be performed without infringing, a VALID CLAIM of the PATENT RIGHTS in the country in which any such service is so developed, used, performed, sold, offered for sale, imported or exported by LICENSEE or otherwise utilizes the KNOW-HOW.

1.10          “NET SALES” means the invoiced amount on sales by LICENSEE or its Affiliates of LICENSED PRODUCTS, LICENSED SERVICES or LICENSED PROCESSES less (to the extent applicable and appropriately documented) (i) sales, tariff and import duties, use and other taxes directly imposed with reference to particular sales, (ii) discounts, rebates, and similar credits and chargebacks actually allowed and taken (regardless of whether taken or paid at the time of sale or paid or credited to the buyer at a subsequent date), and (iii) amounts allowed or credited on returns; provided, any such allowed deductions shall be listed on the invoice for the applicable LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE or otherwise documented in the ordinary course of business, and (b) any SUBLICENSE REVENUE.

In the case of Combination Products, Net Sales means the total invoice amount earned on sales of Combination Products by LICENSEE or its Affiliates to any third person or entity, less, to the extent applicable, the deductions set forth above, multiplied by a proration factor that is determined as follows:

(i)              If all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A/(A+B)], where A is the average invoice amount earned on the Licensed Product during such period when sold separately in finished form, and B is the average invoice amount earned on all other active components of the Combination Product during such period when sold separately in finished form; or

(ii)            if all components of the Combination Product were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C/(C+D)], where C is the average fully absorbed cost of the Licensed Product component during the prior quarter and D is the average fully absorbed cost of all other active components of the Combination Product during the prior quarter.

1.11          “PATENT RIGHTS” means the patents and patent applications identified on Exhibit A attached hereto, and any divisional, continuation or continuation-in-part of those applications, but only to the extent the claims in said applications are directed to subject matter specifically described in the patents and patent applications identified on Exhibit A, as well as any patents issued on these patent applications, and any reissues, reexaminations, extensions and substitutions (or the equivalent) thereof and any foreign counterparts to those patents and patent applications.  The parties agree that Exhibit A may be revised from time to time after the EFFECTIVE DATE to reflect changes thereto.

1.12          “SUBLICENSEE” means a sublicensee of the rights granted LICENSEE under this Agreement, as further described in Article 2.

1.13          “SUBLICENSE REVENUE” means consideration that LICENSEE receives for the sublicense of rights that are granted LICENSEE under Article 2, including without limitation license fees, milestone payments, up front fees, success fees, and license maintenance fees, but not capital contributions, loans, or payments for costs incurred in research and development.

1.14          “SUPPLEMENTAL KNOW-HOW” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer slide illustrations, computer code, apparatus, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other CONFIDENTIAL

INFORMATION that is owned or controlled by ACT as of the Effective Date, and that specifically relates to the subject matter described in or claimed by the SUPPLEMENTAL PATENT RIGHTS.

1.1.5         “SUPPLEMENTAL PATENT RIGHTS” means the patents and patent applications identified on Exhibit B attached hereto, and any divisional, continuation or continuation-in-part of those applications, but only to the extent the claims in said applications are directed to subject matter specifically described in the patents and patent applications identified on Exhibit B, as well as any patents issued on these patent applications, and any reissues, reexaminations, extensions and substitutions (or the equivalent) thereof and any foreign counterparts to those patents and patent applications.  The parties agree that Exhibit B may be revised from time to time after the EFFECTIVE DATE to reflect changes thereto.

1.16          “VALID CLAIM” means (a) a claim of any issued and unexpired United States or foreign patent included in the PATENT RIGHTS which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for such appeal and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) to the extent rights are granted by a governmental patent authority thereunder (i.e., to the extent that the owner would be able to enforce a right to a patent royalty thereunder under applicable patent law), a claim of a pending patent application included in the PATENT RIGHTS.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

ARTICLE 2 – LICENSE GRANT

2.1            Grant of Rights.

   (a)           ACT hereby grants to LICENSEE, and LICENSEE accepts, subject to the terms and conditions of this Agreement, a royalty-bearing, worldwide, exclusive license, with  the right to sublicense, to use the PATENT RIGHTS and KNOW-HOW to (i) research, develop, make, have made, use, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported LICENSED PRODUCTS, (ii) research, develop, use, practice, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported LICENSED PROCESSES, and (iii) develop, use, perform, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported LICENSED SERVICES.

   (b)           ACT hereby grants to LICENSEE, and LICENSEE accepts, subject to the terms and conditions of this Agreement, a royalty-free, fully paid-up, worldwide, non-exclusive license,  to use the SUPPLEMENTAL PATENT RIGHTS and SUPPLEMENTAL KNOW-HOW for the purposes described in paragraph (a) of this Section and/or the purposes described in the Kirin Sublicense Agreement (as defined below), but only in conjunction with the use of the PATENT RIGHTS and/or the patents and patent rights described in the Kirin License Agreement.

   (c)           The license granted under this Section 2.1 shall exclude LICENSED PRODUCTS, LICENSED PROCESSES, and LICENSED SERVICES within the EXCLUDED FIELD so long as that certain Exclusive License Agreement, dated May 14, 2004, as amended by a First Amendment to Exclusive License Agreement, dated August 25, 2005; between ACT and Lifeline Cell Technology, LLC (formerly PacGen Cellco, LLC) remains in effect and Lifeline Cell Technology, LLC retains an exclusive license of PATENT RIGHTS under that agreement within the EXCLUDED FIELD.

   (d)           Notwithstanding the preceding provisions of this Section, the license granted to LICENSEE shall be non-exclusive within the KIRIN FIELD so long as that certain Non-Exclusive License Agreement, dated May 9, 2006, between ACT and Kirin Beer Kabushiki Kaisha, Aurox, LLC, Hematech, LLC, and Kirin SD, Inc. remains in effect and the licensees under that agreement retain a non-exclusive license of PATENT RIGHTS under that agreement in the KIRIN FIELD.

2.2           Sublicense Rights.  LICENSEE shall have the right to grant sublicenses of its rights under Section 2.1 without the consent or approval of ACT; provided however, that LICENSEE agrees to provide ACT with (a) a draft copy of any sublicense agreement to ACT at least thirty (30) days before execution to allow ACT to comment on the terms of the sublicense if ACT chooses to comment; and (b) a fully executed copy of all sublicense agreements within thirty (30) days after execution; and provided, further, that SUPPLEMENTAL PATENT RIGHTS and SUPPLEMENTAL KNOW-HOW may be sublicensed only to LICENSEE’S SUBSIDIARIES and AFFILIATES in conjunction with a sublicense of the PATENT RIGHTS.

2.3           Knowledge Transfer.  Within ten (10) days of the Effective Date, ACT shall provide, deliver, and transfer to LICENSEE all information and data relating to the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS, KNOW-HOW and SUPPLEMENTAL KNOW-HOW as may be reasonably necessary to allow LICENSEE to exploit the licenses granted hereunder. Such transfer shall be made free and clear of all liens, security interests, encumbrances, and claims of any kind by any third party.  ACT shall bear all costs of so delivering the KNOW-HOW and SUPPLEMENTAL KNOW-HOW to LICENSEE.  ACT shall not retain any copies (in any format or media) of the KNOW-HOW.

ARTICLE 3 – SUBLICENSE OF CERTAIN PATENTS AND PATENT APPLICATIONS

3.1           Concurrent with the execution and delivery of this Agreement, ACT shall execute and deliver to LICENSEE an Exclusive Sublicense Agreement (the “Kirin Sublicense Agreement”), in form and substance acceptable to LICENSEE, granting to LICENSEE a royalty-bearing , exclusive, worldwide sublicense to ACT’s rights to use certain patents and related patent rights under that certain Exclusive License Agreement, effective as of May 9, 2006, among ACT, Kirin Beer Kabushiki Kaisha, Aurox, LLC, Hematech, LLC, and Kirin SD, Inc (the “Kirin License Agreement”).  LICENSEE’s obligations under this Agreement are contingent upon ACT executing and delivering to LICENSEE the Kirin Sublicense Agreement.

ARTICLE 4 – COMMERCIALIZATION OBLIGATIONS

4.1           LICENSEE intends to use, or to cause its Sublicensees to use, commercially reasonable and diligent efforts to bring one or more LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES to market through an active and diligent program for exploitation of the PATENT RIGHTS and KNOW-HOW and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES throughout the life of this Agreement.  LICENSEE makes no representation, guaranty, or warranty that it or its Sublicensees will be successful in developing or bringing to market any LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICES.

ARTICLE 5 - CONSIDERATION

5.1           Initial License Fee.  In partial consideration of the rights and licenses granted to LICENSEE by ACT in this Agreement, LICENSEE shall pay to ACT on the Effective Date a license fee equal to  Two Hundred Thousand Dollars (U.S.) ($200,000) (the “License Fee”).  The License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.  The License Fee shall be paid within two business days after the Effective Date.

5.2           Royalties and other Consideration.

(a)           As additional consideration of the license granted to LICENSEE from ACT in Article 2 of this Agreement, LICENSEE shall pay to ACT a royalty equal to (i) 5% of  the Net Sales received by LICENSEE and its AFFILIATES for all LICENSED PRODUCTS, LICENSED PROCESS or LICENSED SERVICE sold, performed, or leased by LICENSEE or any AFFILIATE, and (ii) 20% of all SUBLICENSE REVENUE received by LICENSEE and its AFFILIATES.  The obligation of LICENSEE to pay royalties shall terminate (a) with respect to NET SALES and SUBLICENSE REVENUE arising in any country concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in such country in which the LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE is, (as applicable), performed, sold, leased, or manufactured, or in which the PATENT RIGHTS are licensed, and (b) in any and all cases when royalty payments to ACT by LICENSEE total Six Hundred Thousand Dollars (U.S.) ($600,000.00); provided, however, that such $600,000 of royalties shall be reduced to $200,000 if LICENSEE, at LICENSEE’S option, pays ACT $200,000 in cash within thirty (30) days after the execution of this Agreement in addition to the License fee payable under Section 5.1 (such that the License Fee, additional $200,000 payment, and potential future royalties will total $600,000).

(b)           No multiple royalties shall be payable on the basis that any LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE, its manufacture, use, lease, sale or performance are or shall be covered by (a) more than one patent or patent application within the PATENT RIGHTS, or (b) any other patent or know how under a license or sublicense from ACT.  In the case of the use of patents or know how licensed or sublicensed by ACT under other agreements, LICENSEE and ACT’s other licensees or sublicensees shall have the right to credit against the royalties owing to ACT, under this Agreement and under such other license or sublicense agreements, any royalty payments received by ACT with respect to the sale or lease of any product or performance of any service (regardless of whether LICENSEE or another licensee or sublicensee of ACT patents or know how pays the royalty), such that in no event shall the total of royalty payments that are due to ACT in any royalty period under this Agreement and under such other license or sublicense agreements exceed the highest applicable royalty rate among this Agreement and such other license or sublicense agreements.  By way of example only, if a product is produced by LICENSEE (alone or with a third party) and that product uses PATENT RIGHTS under this Agreement and patents licensed under a license or sublicense agreement between ACT and LICENSEE (or between ACT and the third party with whom LICENSEE is producing the product), (i) only one royalty would be paid to ACT on sales of the product, (ii) the royalty rate would be the higher of the royalty rate applicable under this Agreement or under ACT’s other license or sublicense agreement with LICENSEE or the third party, and (iii) the royalty payment (whether paid by LICENSEE or by the third party) will be credited toward royalties payable under this Agreement and under the other ACT license or sublicense agreement with LICENSEE or the third party for the sale of the product.

                5.3           Payment Method.  All payments due under this Agreement shall be paid to ACT in  Los Angeles, California, U.S.A., and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

                5.4           Late Fee.  LICENSEE shall pay ACT interest on any overdue amounts at the rate of one percent (1%) per month (twelve percent (12%) per annum), from the date when such payment should have been made.

 5.5           Credit and Right of Setoff.  LICENSEE shall receive a credit toward, and shall have a right of setoff against, the payment of royalties due under this Agreement, on a dollar for dollar basis, for any and all payments made by LICENSEE under the Exclusive Sublicense Agreement to cure or avoid any default by ACT under the Kirin License Agreement.

ARTICLE 6 - REPORTS AND RECORDS

 6.1           LICENSEE shall maintain complete and accurate records of LICENSED PRODUCTS, LICENSED SERVICES and LICENSED PROCESSES that are sold, performed, or, leased by LICENSEE or its  AFFILIATES under this Agreement, and all SUBLICENSE REVENUE received by LICENSEE and its AFFILIATES.  LICENSEE shall keep, and shall cause its AFFILIATES and SUBLICENSEES to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to ACT hereunder and LICENSEE’s compliance with the terms and conditions of this Agreement.  Said books of account shall be kept at LICENSEE’s principal place of business or at such other location as may be agreed upon by the parties.  Said books and the supporting data shall be open upon reasonable advance notice (and no more frequently than once per calendar year) for three (3) years following the end of the calendar year to which they pertain, to the inspection of ACT or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement.  If any such audit determines that the reported payments to ACT were less than ninety percent (95%) of the actual amount due to ACT for the period in question, LICENSEE shall bear the cost of such audit (without limiting ACT’s other remedies with respect thereto).

 6.2           After the first commercial sale of a LICENSED PRODUCT, LICENSED SERVICE or

LICENSED PROCESS by LICENSEE any AFFILIATE, or any  SUBLICENSEE, or LICENSEE’S receipt of any SUBLICENSE REVENUE, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to ACT a true and accurate report of all NET SALES and SUBLICENSE REVENUE during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  Each such report shall include at least the following:

(a)	number(s) and type(s) of LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES sold, leased, or performed by LICENSEE and/or its AFFILIATES;

(b)
total billings and payments received for LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES performed, sold, or leased by LICENSEE and its AFFILIATES, and/or SUBLICENSE REVENUE received from its  SUBLICENSEES; and

(c)	deductions applicable as provided in Section 1.10;

6.3           With each such report submitted, LICENSEE shall pay to ACT the royalties and other payments due and payable under this Agreement.  If no royalties or other payments shall be due, LICENSEE shall so report.

6.4           LICENSEE’s reporting obligations hereunder shall terminate when LICENSEE’S obligation to pay royalties to ACT terminates.

ARTICLE 7 - PATENT RIGHTS AND SUPPLEMENTAL PATENT RIGHS

7.1           Responsibility for the PATENT RIGHTS.  Subject to the terms of this Agreement, LICENSEE shall be primarily responsible after the Effective Date for the preparation, filing, prosecution and maintenance of the PATENT RIGHTS listed on Exhibit A.  The costs of such filing, prosecution and maintenance (including without limitation the payment of all government fees in any given country required to maintain the PATENT RIGHTS) after the Effective Date shall be borne by LICENSEE.  LICENSEE agrees to use reasonable commercial efforts to prosecute U.S. patents covering the inventions disclosed in the patent applications included in the PATENT RIGHTS.  LICENSEE shall not be obligated to reimburse ACT for any costs or expenses incurred by ACT prior to the Effective Date with respect to the preparation, filing, and prosecution of any patent applications.

7.2           ACT’s Participation.  ACT’s patent counsel shall be given a reasonable opportunity to comment, at ACT’s expense, on all proposed patent filings and responses to patent office actions or other patent office communications that may affect the PATENT RIGHTS, and LICENSEE will not unreasonably refuse to accept any suggestions of ACT’s patent counsel; provided, however, that LICENSEE will have the final decision on the incorporation of any comments of ACT’s patent counsel.

7.3           Abandonment.  LICENSEE will not allow any patent or patent application within the PATENT RIGHTS to become expired or abandoned, or fail to diligently pursue patent protection for any invention within the PATENT RIGHTS, without giving (a) written notice to ACT at least thirty (30)

business days prior to the next due date for any required communication, response to office action, filing, or payment, failure to meet which would result in expiration or abandonment, including but not limited to provisional abandonment, of the patent or patent application, and (b) ACT the right to assume responsibility for such patent or patent application.  If ACT so elects, (i) LICENSEE will execute such documents and otherwise perform such acts and make all filings as may be reasonably required to permit ACT or its designees to prosecute and maintain such patent or application in such jurisdiction(s) and transact all matters connected therewith (including, as necessary, appointing ACT’s patent counsel as associate attorneys of record, and changing address of the patent attorney of record with the appropriate patent authorities), (ii) ACT will thereafter assume control thereof and all expenses (arising thereafter) for such prosecution and maintenance by ACT, and (iii) LICENSEE’s rights and the licenses granted to LICENSEE with respect to all such patents and patent applications shall automatically terminate upon ACT’s assumption of control thereof.

7.4           Enforcement of the PATENT RIGHTS.  The Parties agree to notify each other in writing of any actual or threatened infringement by a third party of the PATENT RIGHTS or of any third-party claim of invalidity or unenforceability of the PATENT RIGHTS, or of any interference or other proceeding affecting the PATENT RIGHTS.  LICENSEE shall have the first right to prosecute and defend such claims under its sole control and at its sole expense.  If LICENSEE does proceed with such prosecution or defense, ACT shall provide reasonable assistance to LICENSEE at LICENSEE’s request, provided LICENSEE pays ACT for the reasonable out-of-pockets costs incurred by ACT in providing such assistance.  Any recovery obtained in an action under this Section 7.4 shall be distributed as follows, in this order: (i) LICENSEE shall be reimbursed for any expenses incurred in the action; and (ii) LICENSEE shall receive the remaining recovery, less a reasonable approximation of the royalties that LICENSEE would have paid to ACT if LICENSEE had received the amount awarded as ordinary damages as Net Sales of LICENSED PRODUCTS sold by LICENSEE.

7.5           ACT Rights to Enforce.  In the event that LICENSEE fails to initiate an infringement action within a reasonable time (but no more than one hundred eighty (180) days) after LICENSEE becomes aware of the basis for such action (e.g., the actual or threatened infringement) or fails to answer a declaratory judgment action or interference proceeding within a reasonable time (but no more than ninety (90) days) after LICENSEE receives or becomes aware of such infringement or action or proceeding, ACT shall have the right, after notifying LICENSEE in writing, to prosecute such infringement or answer such declaratory judgment action or interference proceeding, under its sole control and at its sole expense.  If ACT does proceed with such prosecution or defense, LICENSEE shall provide reasonable assistance to ACT at ACT’s request, provided ACT pays LICENSEE for its reasonable out-of-pockets costs incurred in such assistance.  Any recovery obtained in an action under this Section 7.5 shall be distributed as follows, in this order: (i) ACT shall be reimbursed for any expenses it incurred in the action; (ii) as to ordinary damages, LICENSEE shall receive an amount equal to lost profits or a reasonable royalty on the infringing sales (whichever measure the court applied), less a reasonable approximation of the royalties that LICENSEE would have paid to ACT if LICENSEE had received such amount as Net Sales of LICENSED PRODUCTS sold by LICENSEE; and (iii) as to any additional damages, 100% to ACT, unless LICENSEE joins ACT in the prosecution at its own expense at which point the parties will share equally in any award.

7.6.           Cooperation.  ACT and LICENSEE agree to reasonably cooperate in connection with the preparation, filing, prosecution, and maintenance of the PATENT RIGHTS.  Cooperation includes,

without limitation, (a) promptly executing all papers and instruments or requiring employees of ACT or LICENSEE to execute papers and instruments as reasonably appropriate to enable LICENSEE to file, prosecute, and maintain PATENT RIGHTS in any country; and (b) promptly informing LICENSEE of matters that may affect preparation, filing, prosecution, or maintenance of PATENT RIGHTS (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).  Additionally, in the event either party exercises its rights hereunder to proceed with any prosecution of infringement or defense of the PATENT RIGHTS, such party shall consult with the other party regarding the course of such proceedings and shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action that admits the invalidity or unenforceability of any PATENT RIGHTS or that would adversely affect the rights of the other party without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.  Without limiting the generality of the provisions of this Section 7.6, concurrently with the execution and delivery of this Agreement ACT shall execute, acknowledge, and deliver to LICENSEE the documents attached to this Agreement as Exhibit C.

7.7           New Patents, Inventions, and Discoveries.  LICENSEE shall have the right to file and prosecute new patent applications (and to obtain new patents) covering LICENSED PRODUCTS, LICENSED PROCESSES, AND LICENSED SERVICES, and any other subject matter, with respect to any KNOW-HOW and any other technology, invention, or discovery made by LICENSEE or any of its Affiliates or Sublicensees using PATENT RIGHTS , SUPPLEMENTAL PATENT RIGHTS (as permitted by this Agreement), KNOW-HOW, and SUPPLEMENTAL KNOW-HOW.  ACT shall acquire no rights with respect to such new patents, inventions, discoveries, or technology not included within the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS, KNOW–HOW and SUPPLEMENTAL KNOW-HOW licensed to LICENSEE by ACT.

7.8           Responsibility for the SUPPLEMENTAL PATENT RIGHTS.  Subject to the terms of this Agreement, ACT shall be primarily responsible after the Effective Date for the preparation, filing, prosecution and maintenance of the SUPPLEMENTAL PATENT RIGHTS listed on Exhibit B.  The costs of such filing, prosecution and maintenance (including without limitation the payment of all government fees in any given country required to maintain the SUPPLEMENTAL PATENT RIGHTS) after the Effective Date shall be borne by ACT.  ACT agrees to use reasonable commercial efforts to prosecute U.S. patents covering the inventions disclosed in the patent applications included in the SUPPLEMENTAL PATENT RIGHTS.  LICENSEE shall not be obligated to reimburse ACT for any costs or expenses incurred by ACT prior to the Effective Date with respect to the preparation, filing, and prosecution of any patent applications.

7.9           Abandonment of SUPPLEMENTAL PATENT RIGHTS.  ACT will not allow any patent or patent application within the SUPPLEMENTAL PATENT RIGHTS to become expired or abandoned, or fail to diligently pursue patent protection for any invention within the SUPPLEMENTAL PATENT RIGHTS, without giving (a) written notice to LICENSEE at least thirty (30) business days prior to the next due date for any required communication, response to office action, filing, or payment, failure to meet which would result in expiration or abandonment, including but not limited to provisional abandonment, of the patent or patent application, and (b) LICENSEE the right to assume responsibility for such patent or patent application.  If LICENSEE so elects, (i) ACT will execute such documents and otherwise perform such acts and make all filings as may be reasonably required to permit LICENSEE or its designees to prosecute and maintain such patent or application in such jurisdiction(s) and transact all matters connected therewith (including, as necessary, appointing LICENSEE’s patent counsel as associate attorneys of record, and changing address of the patent attorney of record with the appropriate patent authorities), (ii) LICENSEE will thereafter assume control thereof and all expenses (arising thereafter) for such prosecution and maintenance by LICENSEE, and (iii) the licenses granted to LICENSEE with respect to all such patents and patent applications shall automatically become exclusive licenses (except as provided in paragraphs (c) and (d) of Section 2.1) with the right to sublicense without the limitation under Section 2.2, for all uses upon LICENSEE’s assumption of control thereof.  In order to facilitate LICENSEE exercising its rights under this Section 7.9, ACT shall, promptly upon LICENSEE’s request, execute, acknowledge, and deliver to LICENSEE the a power of attorney in the form of Exhibit C covering the SUPPLEMENTAL PATENT RIGHTS.

7.10          Enforcement of the SUPPLEMENTAL PATENT RIGHTS.

   (a)           The Parties agree to notify each other in writing of any actual or threatened infringement by a third party of the SUPPLEMENTAL PATENT RIGHTS or of any third-party claim of invalidity or unenforceability of the SUPPLEMENTAL PATENT RIGHTS, or of any interference or other proceeding affecting the SUPPLEMENTAL PATENT RIGHTS.  ACT shall prosecute and defend such claims under its sole control and at its sole discretion and expense.  If LICENSEE shall provide reasonable assistance to ACT at ACT’s request, provided ACT pays LICENSEE for the reasonable out-of-pockets costs incurred by LICENSEE in providing such assistance. Any recovery obtained in an action under this Section 7.10 shall be distributed as follows, in this order: (i) LICENSEE shall be reimbursed for any expenses it incurred in the action; and (ii) ACT shall receive the remaining recovery.

   (b)           In the event that ACT fails to initiate an infringement action described in paragraph (a) of this Section 7.10 within a reasonable time (but no more than one hundred eighty (180) days) after ACT becomes aware of the basis for such action (e.g., the actual or threatened infringement) or fails to answer a declaratory judgment action or interference proceeding within a reasonable time (but no more than ninety (90) days) after ACT receives or becomes aware of such infringement or action or proceeding, LICENSEE shall have the right, but not the obligation, after notifying ACT in writing, to prosecute such infringement or answer such declaratory judgment action or interference proceeding, under its sole control and at its sole expense.  If LICENSEE does proceed with such prosecution or defense, ACT shall provide reasonable assistance to LICENSEE at LICENSEE’s request, provided LICENSEE pays ACT for its reasonable out-of-pockets costs incurred in such assistance.  Any recovery obtained in an action under this Section 7.5 shall be distributed as follows, in this order: (i) ACT shall be reimbursed for any expenses it incurred in the action; and (ii) LICENSEE shall receive the remaining recovery.

ARTICLE 8 – INDEMNIFICATION,
LIMITATION OF LIABILITY AND INSURANCE

8.1           LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ACT and its affiliates, successors, assigns, agents, officers, directors, shareholders and employees (each, an “Indemnified Party”), at LICENSEE’s sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, lease, performance, consumption or advertisement of the LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES or arising from any obligation, act or omission, or from a breach of any representation or warranty of LICENSEE hereunder, excepting only claims that result from (a) the willful misconduct or gross negligence of ACT, (b) any material breach by ACT of its representations and warranties under this Agreement, and (c) claims alleging that the use of any of the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS,  KNOW-HOW, or SUPPLEMENTAL KNOW-HOW infringe upon any patent, trade secret, or moral right of any third party.  The indemnification obligations set forth herein are subject to the following conditions: (i) the Indemnified Party shall notify LICENSEE in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) LICENSEE shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at LICENSEE’s expense.

8.2           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACT, ITS DIRECTORS, OFFICERS, AGENTS, SHAREHOLDERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY ACT THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.  IN NO EVENT SHALL ACT, ITS DIRECTORS, OFFICERS, AGENTS, SHAREHOLDERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER ACT SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

8.3           LICENSEE agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties.  LICENSEE shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.

ARTICLE 9 – TERMINATION

9.1           This Agreement shall be effective on the Effective Date and shall extend twenty (20) years or until the expiration of the last to expire of the PATENT RIGHTS and the SUPPLEMENTAL PATENT RIGHTS, whichever is later, unless sooner terminated as provided in this Article 9.

9.2           ACT may terminate this Agreement and the rights, privileges and license granted hereunder by written notice upon a breach or default of this Agreement by LICENSEE, as follows:

(i)	non-payment of any amounts due which is not cured within thirty (30) days of receipt of written notice of such non-payment wherein said notice is delivered by registered mail; or

(ii)
breach of any obligation which is not cured within thirty (30) days of a written request to remedy such breach wherein said request is delivered by registered mail, or if the breach cannot be cured within said thirty (30) day period, failure of LICENSEE within said thirty (30) day period to proceed with reasonable promptness thereafter to cure the breach.

Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the applicable cure period.

9.3           LICENSEE shall have the right to terminate this Agreement at any time on three (3) months’ prior notice to ACT, and upon payment of all amounts due ACT through the effective date of the termination.

9.4           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Sections 6.1, Article 8, Article 10, and Article 12, and any other Sections or provisions which by their nature are intended to survive termination, shall survive any such termination.

ARTICLE 10 - CONFIDENTIALITY

10.1          During the course of this Agreement, ACT and LICENSEE may provide each other with CONFIDENTIAL INFORMATION.  CONFIDENTIAL INFORMATION may be disclosed in oral, visual or written form, and includes such information that is designated in writing as such by the discloser at the time of disclosure, orally disclosed information that is designated in writing as confidential within 30 days after such oral disclosure, or information which, under all of the given circumstances ought reasonably be treated as CONFIDENTIAL INFORMATION of the disclosing party. ACT and LICENSEE each intend to maintain the confidential or trade secret status of their CONFIDENTIAL INFORMATION.  Each shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION of the other from disclosure to third parties; no such disclosure shall be made without the other’s written permission.  Upon termination or expiration of this Agreement, ACT and/or LICENSEE shall comply with the other’s written request to return all CONFIDENTIAL INFORMATION that is in written or tangible form.  Except as expressly provided herein, neither ACT nor LICENSEE is granted any license to use the other’s CONFIDENTIAL INFORMATION.  The obligations of ACT and LICENSEE under this Article 10 shall survive any expiration or termination of this Agreement.

10.2          The parties agree that the specific terms (but not the overall existence) of this Agreement shall be considered CONFIDENTIAL INFORMATION; provided, however, that the parties may disclose the terms of this Agreement to investors or potential investors, potential business partners, potential Sublicensees and assignees, potential co-developers, manufacturers, marketers, or distributors of any LICENSED PRODUCT, LICENSED PROCESS, or LICENSED SERVICE, and in any prospectus, offering, memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.  The parties may also disclose CONFIDENTIAL INFORMATION that is required to be disclosed to comply with applicable law or court order, provided that the recipient gives reasonable prior written notice of the required disclosure to the discloser and reasonably cooperates with the discloser’s efforts to prevent such disclosure.

ARTICLE 11 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication required to be given to any party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered by hand, recognized national next business day delivery service, confirmed facsimile transmission, or confirmed electronic mail, or five (5) days after mailing by registered or certified mail, postage prepaid, return receipt requested, to the respective addresses given below, or to another address as it shall designate by written notice given to the other party in the manner provided in this Section.

In the case of ACT:	Advanced Cell Technology, Inc.
11100 Santa Monica Blvd, Suite 850
Los Angeles, CA 90025
Attention: William M. Caldwell, IV

With a copy to:	Pierce Atwood LLP
One Monument Square
Portland, ME 0401
Attention: William L. Worden, Esq.

In the case of LICENSEE	Embryome Sciences, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Michael D. West

With a copy to:	Richard S. Soroko, Esq.
Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California 94925

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

12.1          LICENSEE represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE, enforceable in accordance with its terms, and that the execution and performance of this Agreement by LICENSEE will not violate, contravene or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE, and that any permits, consents or approvals necessary or appropriate for LICENSEE to enter into this Agreement have been obtained.

12.2          LICENSEE is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

12.3          ACT represents and warrants that (a) it owns the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS, KNOW-HOW, and SUPPLEMENTAL KNOW-HOW, (b) it has the full legal right and power to grant the licenses granted hereunder, (c) that this Agreement constitutes the binding legal obligation of ACT, enforceable in accordance with its terms, (d) the execution, delivery, and performance of this Agreement by ACT will not violate, contravene or conflict with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT, and (e) any permits, consents or approvals necessary or appropriate for ACT to enter into this Agreement have been obtained.

12.4          ACT represents and warrants that, to the best of its knowledge, the use of the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS,  KNOW-HOW and SUPPLEMENTAL KNOW-HOW by LICENSEE or any Sublicensee for any purposes contemplated or permitted by this Agreement, will not infringe in any way any claim under any patent held by any third party.

12.5          ACT represents and warrant that the use of the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS,  KNOW-HOW, and SUPPLEMENTAL KNOW-HOW by LICENSEE or any Sublicensee for any purposes contemplated or permitted by this Agreement, will not infringe in any way any claim under any patent held by ACT or under any patent that may issue from any ACT patent application now pending, or under any patent that ACT may in the future obtain, or any other intellectual property rights of ACT.

12.6          ACT further represents, warrants and agrees, that it shall not make any claim or demand, or commence any lawsuit or other proceeding, alleging that use of the PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS,  KNOW-HOW, and SUPPLEMENTAL KNOW-HOW by LICENSEE or any of LICENSEE’S AFFILIATES or any Sublicensees, or by any third party participating with or providing services for LICENSEE or any of LICENSEE’S AFFILIATES or Sublicensees, for any purpose contemplated or permitted by this Agreement infringes in any way any claim under any patent held by ACT or under any patent that may issue from any ACT patent application now pending, or under any patent that ACT may in the future obtain, or any other intellectual property rights of ACT.  The provisions of this Section 12.6 shall pertain as well to all subsidiaries of ACT and all patents and patent applications of ACT subsidiaries.  ACT and its subsidiaries shall cause the provisions of this Section 12.6, as they pertain to refraining from asserting claims and demands or commencing lawsuits and proceedings, to be including in all licenses and assignments of ACT’s patents and patent applications.

12.7          ACT represents and warrants that all of the patent applications of ACT and its subsidiaries pertaining to the processes or technology described or related to processes and technology identified on Exhibit A are listed on Exhibit A, and that all of the patent applications of ACT and its subsidiaries pertaining to the processes or technology described or related to processes and technology identified on Exhibit B are listed on Exhibit B.

12.8          This Article 12 shall survive expiration or termination of this Agreement.

ARTICLE 13 - MISCELLANEOUS PROVISIONS

13.1          Nothing herein shall be deemed to constitute either party as the agent or representative of the other party.

13.2          To the extent commercially feasible, and consistent with prevailing business practices, all products manufactured or sold under this Agreement will be marked with the number of each issued patent that applies to such product.

13.3          This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of California, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

13.4          The parties hereto acknowledge that this Agreement (including the Exhibits hereto) sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

13.5          The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.6          The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

13.7          Licenses of Intellectual Property; Bankruptcy Code.  The parties agree that the licenses granted to LICENSEE to use PATENT RIGHTS, SUPPLEMENTAL PATENT RIGHTS,  KNOW-HOW and SUPPLEMENTAL KNOW-HOW constitute licenses of “intellectual property” as defined in the United States Bankruptcy Code (the “Bankruptcy Code”) and as used in Section 365(n) of the Bankruptcy Code.  The Parties agree that the KNOW-HOW includes trade secrets.  The parties also agree that the payments of royalties on Net Sales and SUBLICENSE REVENUE required to be paid by LICENSEE to ACT under this Agreement constitute “royalties” under Section 365(n) of the Bankruptcy Code.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:   /s/ William M. Caldwell, IV
Printed Name:  William M. Caldwell, IV
Title:  Chairman & CEO

By: /s/ William M. Caldwell, IV
Printed Name: William M. Caldwell, IV
Title:  Secretary

EMBRYOME SCIENCES, INC.

By: /s/ Michael D. West
Printed Name: Michael D. West
Title: Chief Executive Officer

By: /s/ Judith Segall
Printed Name: Judith Segall
Title: Secretary

EXHIBIT A

PATENT RIGHTS

Application	Title

US Application # 11/025,893	Method of differentiation of morula or inner cell mass cells and method of making lineage-defective embryonic stem cells

PCT/US2005/000103 Published a WO 2005/068610 A1 US #s 11/028,345, 11/211,174, 11/478,780	Novel culture systems for ex vivo development

EXHIBIT B

SUPPLEMENTAL PATENT RIGHTS

Application	Title

PCT/US2000/018063, Serial No: 09/736,268 National Phase filing of PCT/US2000/018063, Serial No: 10/831,599 CON of 09/736,268 Filed on April 23, 2004	Cytoplasmic transfer to de-differentiate recipient cells

WO 01/018236 US #s 10/790,640 and 11/079,930.	Telomere Restoration And Extension Of Cell Life-Span In Animals Cloned From Senescent Somatic Cells

PCT/US2006/030632	Improved methods of reprogramming animal somatic cells

PCT Application PCT/US2006/040985 (Published as WO 2007/047894)	Nearly totipotent or pluripotent mammalian cells homozygous or hemizygous for one or more histocompatibility antigens

PCT/US02/26945 (Published as WO 03/018760) US# 10/227282	Screening assays for identifying differentiation-inducing agents and production of differentiated cells for cell therapy

20040018178, Serial No: 11/228,549 CON of 20040018178	Stem cell-derived endothelial cells modified to disrupt tumor angiogenesis

EXHIIBIT C

POWERS OF ATTORNEY AND OTHER AUTHTORIZATIONS RELATING TO PATENT RIGHTS